SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

FLORIDA BANK GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No Fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1)	Amount previously paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

FLORIDA BANK GROUP, INC.

201 North Franklin Street, Suite 100Tampa, Florida 33602

(813) 569-7500

March 31, 2011

Dear Shareholder,

The Board of Directors joins me in extending to you a cordial invitation to attend the 2011 Annual Meeting of Shareholders of Florida Bank Group, Inc., which will be held on Wednesday, April 27, 2011, at 5:00 p.m. at the River Club, One Independent Drive, Suite 3500, Jacksonville, Florida 32202.

The attached Notice of Annual Meeting and Proxy Statement describe in detail the matters to be acted on at the meeting. We will also discuss the operations of Florida Bank Group, Inc., and its wholly owned subsidiary, Florida Bank, and we hope that you will be able to attend.

Whether or not you plan to attend the meeting, please vote your shares by marking your votes on the enclosed proxy card, signing and dating it, and returning it by mail in the enclosed envelope. If you submit your proxy and attend in person, you may change your vote at that time.

Sincerely,

/s/ Robert Rothman
Robert Rothman Chairman

FLORIDA BANK GROUP, INC.

201 North Franklin Street, Suite 100

Tampa, Florida 33602

(813) 569-7500

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 27, 2011

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Florida Bank Group, Inc. will be held at the River Club, One Independent Drive, Suite 3500, Jacksonville, Florida 32202, at 5:00 p.m., local time, on Wednesday, April 27, 2011, for the following purposes:

1.	To elect nine directors nominated by the Board of Directors to serve until the next annual meeting of shareholders and until their respective successors have been elected;

2.	To approve an amendment to the Company’s articles of incorporation to increase the number of authorized shares of the Company’s common stock from 50,000,000 to 250,000,000 shares;

3.	To consider and approve a non-binding advisory proposal on the compensation of the Company’s executive officers as described in the accompanying Proxy Statement; and

4.	To transact any other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on April 27, 2011. The Proxy Statement and the Annual Report on Form 10-K to Shareholders are also available at www.flbank.com.

The Board of Directors has fixed the close of business on March 18, 2011 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting.

By Order of the Board of Directors,

/s/ Robert Rothman
Robert Rothman Chairman

March 31, 2011

Tampa, Florida

The accompanying Proxy Statement and Proxy Card are being mailed beginning on or around April 11, 2011 to all shareholders entitled to vote. The Florida Bank Group, Inc. 2011 Annual Report on Form 10-K, which includes consolidated financial statements, is being mailed with the Proxy Statement.

FLORIDA BANK GROUP, INC.

201 North Franklin Street, Suite 100

Tampa, Florida 33602

(813) 569-7500

PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON

APRIL 27, 2011

INFORMATION CONCERNING SOLICITATION AND VOTING

Introduction

We are furnishing this Proxy Statement and the enclosed Proxy Card on behalf of the Board of Directors (the “Board of Directors”) of Florida Bank Group, Inc., a Florida corporation, for use at our 2011 Annual Meeting of Shareholders, or at any adjournments or postponements thereof (the “Annual Meeting”), for the purposes set forth below and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the River Club, One Independent Drive, Suite 3500, Jacksonville, Florida 32202, at 5:00 p.m. on Wednesday, April 27, 2011.

As used in this Proxy Statement, the terms “us”, “we”, and “our”, refer to Florida Bank Group, Inc., and, where appropriate, Florida Bank Group, Inc., and its subsidiaries. The term “Common Stock” means shares of our Common Stock, par value $.01 per share.

Shareholders Entitled to Notice and to Vote; Quorum

Only holders of record of our Common Stock at the close of business on March 18, 2011, which the Board of Directors has set as the record date, will be entitled to notice of, and to vote at, the Annual Meeting. As of the record date, we had 14,329,315 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. Our shares of Common Stock were held by approximately 391 shareholders of record on the record date. Each shareholder of record of Common Stock on the record date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting. There are no cumulative voting rights in the election of directors.

The presence in person or by proxy of a majority of the shares entitled to vote is necessary to constitute a quorum at the Annual Meeting. The shares of Common Stock represented by properly executed Proxy Cards will be counted for purposes of determining the presence of a quorum at the Annual Meeting. Both abstentions and broker non-votes will be counted toward fulfillment of quorum requirements. A broker non-vote occurs when a nominee holding shares for a beneficial owner who does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner.

Distinction Between Holding Shares as a Shareholder of Record and as a Beneficial Owner

Some of our shareholders hold their shares through a broker, trustee, or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those shares owned beneficially.

•

Shareholder of Record. If your shares are registered directly in your name with our transfer agent, Registrar and Transfer Company, then you are considered, with respect to those shares, the “shareholder of record.” As the shareholder of record, you have the right to grant your voting proxy directly to us or to a third party, or to vote in person at the Annual Meeting.

•

Beneficial Owner. If your shares are held in a brokerage account, by a trustee, or by another nominee, then you are considered the “beneficial owner” of those shares. As the beneficial owner of those shares, you have the right to direct your broker, trustee, or nominee how to vote and you also are invited to attend the Annual Meeting. However, because a beneficial owner is not the shareholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, trustee, or other nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting.

If you are not a shareholder of record, please understand that we do not know that you are a shareholder, or how many shares you own.

Voting Deadline

If you are a shareholder of record on the record date, then your proxy must be received no later than 11:59 p.m. on Tuesday, April 26, 2011 (the day before the Annual Meeting), to be counted. If you are the beneficial owner of your shares held through a broker, trustee, or other nominee, please follow the instructions of your broker, trustee, or other nominee in determining the deadline for submitting your proxy.

Voting Without Attending the Annual Meeting

Whether you hold shares directly as a shareholder of record or through a broker, trustee, or other nominee, you may direct how your shares are voted without attending the Annual Meeting. You may give voting instructions by mail. Instructions are on the Proxy Card. The appropriate individuals named on the enclosed proxy card will vote all properly executed proxies that are delivered in response to this solicitation, and not later revoked, in accordance with the instructions given by you.

Voting In Person

Shares held in your name as the shareholder of record on the record date may be voted in person at the Annual Meeting. Shares for which you are the beneficial owner but not the shareholder of record may be voted in person at the Annual Meeting only if you obtain a legal proxy from the broker, trustee, or other nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you vote by proxy as described below so that your vote will be counted if you later decide not to attend the Annual Meeting.

The vote you cast in person will supersede any previous votes that you submitted.

Voting Requirements

The Annual Meeting is being held to (1) elect our Board of Directors, (2) consider and approve an amendment to our articles of incorporation to increase our authorized shares of common stock from 50,000,000 to 250,000,000 shares; (3) consider and approve a non-binding advisory proposal on the compensation of our executives as described in the Summary Compensation Table and the other executive compensation tables and related discussion contained in this Proxy Statement (“Say on Pay”); and (4) transact such other or further business as may properly come before the Annual Meeting and any adjournment or postponement thereof. None of the proposals create dissenters’ or appraisal rights.

Our Board of Directors recommends that you vote your shares FOR each of the nominees for election to the Board, FOR the amendment to our articles of incorporation, and FOR the Say on Pay proposal.

Our Bylaws provide that directors are elected by a plurality of the votes cast. The withholding of authority by a shareholder (including broker non-votes) as to the election of directors (Proposal 1) thus has no effect on the results of the election.

Under Florida law, the amendment to the articles of incorporation (Proposal 2) and the Say on Pay proposal (Proposal 3) must be approved by a majority of the votes cast. Abstentions and broker non-votes are not treated as votes “cast” and thus have no effect on the vote for Proposals 2 and 3.

At the record date, our directors and executive officers owned or controlled the power to vote 5,952,491 shares of Common Stock eligible to be voted at the Annual Meeting, constituting approximately 41.54% of the outstanding Common Stock. We believe that our directors and executive officers will vote all of their shares of Common Stock in favor of the election of each of the director nominees and in favor of Proposals 2 and 3 and therefore, the election of the director nominees, the amendment to the articles of incorporation and the approval of the Say on Pay proposals are reasonably assured.

Treatment of Voting Instructions

If you provide specific voting instructions, your shares will be voted as instructed.

If you hold shares as the shareholder of record and sign and return a Proxy Card without giving specific voting instructions, then your shares will be voted FOR of each of the nominees for election to the Board of Directors, as set forth in Proposal 1, and FOR the amendment to the articles of incorporation proposal, as set forth in Proposal 2, and FOR the Say on Pay proposal, as set forth in Proposal 3.

If you are the beneficial owner of shares held through a broker, trustee, or other nominee, and you do not give instructions to that nominee on how you want your shares voted, then generally your nominee can vote your shares on certain “routine” matters. At the Annual Meeting, the election of directors and Proposal 2 are not considered “routine”, which means that your broker, trustee, or other nominee cannot vote your shares on these proposals if you do not timely provide instructions to vote your shares. If you do not give a proxy to vote your shares, your broker, trustee, or other nominee may either:

•	vote your shares on “routine” matters only, or

•	leave your shares unvoted.

If your broker, trustee, or other nominee that is entitled to vote your shares leaves those shares unvoted, it is called a “broker non-vote.” A “broker non-vote” will be treated as unvoted for purposes of determining approval for the proposal and will have the effect of neither a vote for nor a vote against the proposal. If you are the beneficial owner of shares held through a broker, trustee, or other nominee, and that nominee does not have discretion to vote your shares on a particular proposal and you do not give your broker instructions on how to vote your shares, then the votes will be considered broker non-votes.

You may have granted to your broker, trustee, or other nominee discretionary voting authority over your account. Your broker, trustee, or other nominee may be able to vote your shares depending on the terms of the agreement you have with your broker, trustee, or other nominee.

The persons identified as having the authority to vote the proxies granted by the Proxy Card will also have discretionary authority to vote, in their discretion, to the extent permitted by applicable law, on such other business as may properly come before the Annual Meeting and any postponement or adjournment thereof. The Board of Directors is not aware of any other matters that are likely to be brought before the Annual Meeting. If any other matter is properly presented for action at the Annual Meeting, including a proposal to adjourn or postpone the Annual Meeting to permit us to solicit additional proxies in favor of any proposal, the persons named in the Proxy Card will vote on such matter in their own discretion.

Revocability of Proxies

A shareholder of record who has given a proxy may revoke it at any time prior to its exercise at the Annual Meeting by either (i) giving written notice of revocation to our Corporate Secretary, (ii) properly submitting a duly executed proxy bearing a later date, or (iii) appearing in person at the Annual Meeting and voting in person.

If you are the beneficial owner of shares held through a broker, trustee, or other nominee, you must follow the specific instructions provided to you by your broker, trustee, or other nominee to change or revoke any instructions you have already provided to your broker, trustee, or other nominee.

Costs of Proxy Solicitation

Proxies will be solicited from our shareholders by mail. We will pay all expenses in connection with the solicitation, including postage, printing and handling, and the expenses incurred by brokers, custodians, nominees and fiduciaries in forwarding proxy material to beneficial owners. We may employ a proxy solicitation firm to solicit proxies in connection with the Annual Meeting. It is possible that our directors, officers and other employees may make further solicitations personally or by telephone, facsimile, or mail. Our directors, officers and other employees will receive no additional compensation for any such further solicitations.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the amount and percent of shares of Common Stock that, as of March 18, 2011, are deemed under the rules of the Securities and Exchange Commission to be “beneficially owned” by each member of the Board of Directors, by each of our named executive officers, by all of our directors and executive officers as a group, and by any person or “group” (as that term is used in the Securities Exchange Act of 1934, as amended (“Exchange Act”)) known to us to be a “beneficial owner” of more than 5% of the outstanding shares of Common Stock as of that date. The percentage ownership is based on 14,329,315 shares of common stock outstanding at March 18, 2011. Shares of common stock that are subject to options currently exercisable or exercisable within 60 days of March 18, 2011 are deemed outstanding for the purpose of computing the percentage ownership of the person holding such options but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise stated, the beneficial owner has sole voting and investment power over the listed Common Stock, or shares such power with his or her spouse.

Beneficial Owner (1) (2)	Shares	Percentage (3)
Directors
N. Troy Fowler (4)	72,396	*
Thomas E. Gibbs (5)	166,452	1.2%
Paul Johan (6)	257,057	1.8%
Lewis S. Lee, Jr. (7)	67,108	*
D. Scott Luttrell (8)	1,093,609	7.6%
Susan Martinez (12)
Lisa Smithson (10)	17,258	*
Charles Tomm (11)	66,288	*
Robert Rothman (9)	4,054,935	28.1%

Named Executive Officers
Dale Reid (13)	8,966	*
Cindy Robbins	—	—
All Directors and Executive Officers as a Group (13 persons)	5,952,491	41.5%

(1)	The information concerning the beneficial ownership of our directors and officers is based solely on information provided by those individuals.

(2)	For purposes of this table, a person is considered to beneficially own shares of common stock if he or she directly or indirectly has or shares voting power, which includes the power to vote or to direct the voting of the shares, or investment power, which includes the power to dispose or direct the disposition of the shares, or if he or she has the right to acquire the shares under options that are exercisable currently or within 60 days of March 18, 2011. Each person named in the above table has sole voting power and sole investment power with respect to the indicated shares unless otherwise noted. A person is considered to have shared voting and investment power over shares indicated as being owned by the spouse or the IRA of the spouse of that person. The shares for each of the persons listed on the table include the following stock options (exercisable within 60 days of March 18, 2011):

Name	Stock Options
N. Troy Fowler	15,000
Thomas E. Gibbs	22,500
Paul Johan (a)	7,500
Lewis S. Lee, Jr.	15,000
D. Scott Luttrell	7,500
Susan Martinez	—
Dale Reid	—
Cindy Robbins	—
Robert Rothman	107,500
Lisa Smithson	7,500
Charles Tomm	15,000

(a)	Stock options held by Ballast Point Ventures, L.P.
(3)	An asterisk in this column means that the respective director or executive officer is the beneficial owner of less than 1% of our common stock.
(4)	Includes 15,577 shares held jointly with his spouse.
(5)	Includes 36,000 shares held by Golden Rule FBGI, LLC. 100,000 shares are pledged as security.
(6)	Includes 236,890 shares held by Ballast Point Ventures, L.P. and 12,667 shares held by Ballast Point Ventures EF, L.P.
(7)	Includes 47,583 shares held by his spouse, as to which he disclaims beneficial ownership.
(8)	Includes 62,832 shares held by LCM Group Inc. Employee Profit Sharing Plan, 514,775 shares held by 118 Capital Fund, Inc. and 508,502 shares held by D. Scott Luttrell Living Trust.
(9)	Includes 3,697,435 shares held by Robert Rothman Revocable Trust. Also includes 250,000 shares held by Robert Rothman 2006 GST Exempt Family Trust, as to which he disclaims beneficial ownership.
(10)	Includes 9,002 shares held by Lisa Smithson Revocable Trust.
(11)	Includes 37,918 shares held jointly with his spouse.
(12)	Ms. Martinez also currently serves as Chief Executive Officer and is thus a Named Executive Officer.
(13)	Dale Reid resigned from the Company effective February 25, 2011.

PROPOSAL 1

ELECTION OF DIRECTORS

Director Nominees

Our Board of Directors currently consists of nine directors. The Nominating and Corporate Governance Committee of the Board of Directors has nominated and the Board of Directors has approved all of the current nominees for election at the 2011 Annual Meeting. Each director to be elected will hold office until the next annual election by shareholders and until his or her successor is elected and has qualified, or until such director’s earlier death, resignation, or removal. There are no family relationships among any of the directors or the nominees.

Name	Age	Position
N. Troy Fowler	49	Director (3) (6)
Thomas E. Gibbs	57	Director (3)
Paul Johan	44	Director (4)
Lewis S. Lee, Jr.	53	Director (1) (2)
D. Scott Luttrell	56	Director (3) (4)
Susan Martinez	56	President and Chief Executive Officer (3) (5)
Robert Rothman	58	Chairman (3)
Lisa Smithson	55	Director (1) (2) (5)
Charles Tomm	64	Director (1) (2) (4) (5)

(1)	Member of the Compensation Committee
(2)	Member of the Audit Committee
(3)	Member of Executive Committee
(4)	Member of Nominating and Corporate Governance Committee
(5)	Member of the Compliance Committee
(6)	Member of the Special Assets Committee

N. Troy Fowler has served as a director of Florida Bank Group, Inc. since April 2004 and a director of Florida Bank since April 2008. Mr. Fowler is a private investor and business consultant with previous executive management roles in commercial banking and human resource outsourcing. Mr. Fowler was one of the founders of Agency Solutions International, Inc. d/b/a Advantec. He currently serves on the governance board of the Tampa Metropolitan Area YMCA and served as Chairman for 3 years ending in 2008. He graduated from the University of Alabama with undergraduate and graduate degrees in finance.

Mr. Fowler’s twelve years of experience as a Senior Vice President and Commercial Banking Executive with NCNB/Nations Bank provide guidance to our lending activities. This experience allows him to evaluate our business processes assuring alignment with our strategic goals.

Thomas E. Gibbs has served as a director of Florida Bank Group, Inc. since January 2002 and served as director of Florida Bank from April 2009 to November 2010. Mr. Gibbs was the founding partner of Dewey & LeBoeuf’s Florida office in 1986, where he practiced until May 2008. In May 2008, Mr. Gibbs became a partner with Fowler, White & Boggs law firm, where he serves as head of the corporate practice group. Mr. Gibbs obtained a B.A. Degree in Philosophy from the University of Florida and a Juris Doctor Degree from Franklin Pierce Law Center.

Mr. Gibbs’ long tenure on our board helps to provide ongoing insight into how we are serving our customers in the Jacksonville market, where he resides. His experience as a partner and corporate attorney, as well as having held offices as corporate secretary, treasurer, and corporate counsel for a top 100 NYSE listed company, give him an extensive public company knowledge which contributes to board discussions on strategic, legal, and financing issues facing our Company. As a legal practitioner, Mr. Gibbs has advised a wide variety of financial institutions regarding issues of all types. Mr. Gibbs also serves on a number of other boards, and he is currently chairman of the advisory board of the University of Florida College of Liberal Arts and Sciences.

Paul C. Johan has served as a director of Florida Bank Group, Inc. since July 2006. Mr. Johan is a Partner with Ballast Point Ventures, which he co-founded in 2001. Ballast Point Ventures is a venture capital firm with $200 million under management focused on Florida, the Southeastern United States and Texas. Prior to co-founding Ballast Point Ventures in 2001, Mr. Johan was a Vice President in the Telecommunications Group and the Mergers and Acquisitions Group within the Investment Banking Department of Raymond James. He graduated from Emory University in 1988 with a B.A. and from the Darden Graduate School of Business at the University of Virginia in 1994 with an M.B.A.

In addition to his experience as a venture capitalist and in investment banking with Raymond James, Mr. Johan’s experience includes investment banking with Wachovia Securities, mergers and acquisitions at Hunter Capital’s Atlanta office, and an operational role with the Federal Reserve Bank in Atlanta. He currently serves on the Boards of FSV Payment Systems, Horizon Data Center Solutions, and Tower Cloud. His expertise with a wide range of developing businesses provides insight on how Florida Bank can continue to tailor its services to targeted businesses.

Lewis S. Lee, Jr. has served as a director of Florida Bank Group, Inc. since September 2007 and Florida Bank since April 2009. Since November 2004, Mr. Lee has served as the President of Estabrook Capital Management LLC, a Ponte Vedra Beach, Florida, based money management firm with $2.3 billion of assets under management. Prior to joining Estabrook, he was Managing Director at Merrill Lynch, based in London, Bangkok and then Singapore the Head of Corporate Finance for Merrill Lynch Asia Pacific. Mr. Lee is the Chair of the Jacksonville Zoo and Gardens, a Trustee of the Bolles School and a Director of The Francis and Miranda Childress Foundation, Inc. He graduated from Dartmouth College in 1979 with an A.B. and from the Columbia University School of Law with a J.D. in 1983.

Mr. Lee was a member of the Cygnet Bank board of directors prior to that bank’s acquisition by the Company. His experience as an investment banker, his leadership in the Jacksonville community, and his involvement in the merger of Cygnet with Florida Bank provide guidance to board deliberations.

D. Scott Luttrell is the founder of LCM Group, Inc., an investment company based in Tampa, Florida specializing in alternative asset management and consulting services; including hedge fund, private equity and real estate investing. Mr. Luttrell has served as a director of Florida Bank Group, Inc. since February 2004. Since 1988, Mr. Luttrell has served as CEO of LCM Group, Inc. Mr. Luttrell served from 1991 through 2000 as principal and senior Officer of Caxton Associates, LLC, a New York based diversified investment firm. Mr. Luttrell’s responsibilities with Caxton included Senior Trading Manager, Director of Global Fixed Income and a senior member of the firm’s portfolio risk management committee. Mr. Luttrell has a diverse investment experience in private equity, foreign exchange, fixed income and the alternative investment asset class. Mr. Luttrell has served on the board of directors of Cbeyond, Inc. (NASDAQ: CBEY) since 2005 as well as several private companies and is active in various academic and not-for-profit organizations, including Southern Methodist University’s Cox School of Business Executive Board, and the Board of Directors of Honduras Outreach, Inc. Mr. Luttrell is founder and trustee of The Light Foundation, a Tampa based charitable foundation. Mr. Luttrell received his degree in Business Administration/Finance from Southern Methodist University in Dallas, Texas.

Mr. Luttrell’s expertise in all aspects of investment activities provides insight to asset/liability management and interest rate sensitivity. Mr. Luttrell also serves on a number of boards and offers guidance on governance matters.

Susan Martinez was appointed as of January 31, 2011 to serve in a dual capacity as Chief Executive Officer and President of the Holding Company and the Bank. Additionally, she was appointed to the Board of the Holding Company and as Chairman of the Bank Board. Prior to Florida Bank, Ms. Martinez served as Senior Executive Vice President and Florida Regional President of Regions Financial Corporation until December 31, 2007. Prior to the merger with Regions in 2006, Ms. Martinez served as the head of the Florida Banking Group at AmSouth Bank. She joined AmSouth in 1998 and served in various roles until she was named head of its Florida Banking Group in 2004. Prior to joining AmSouth in 1998, Ms. Martinez spent more than 25 years with Barnett Bank (formerly First Florida Bank, now Bank of America), and held various positions, including Executive Vice President and Senior Retail Executive for the Tampa, Florida market.

Ms. Martinez has over 30 years experience in all aspects of banking and several years leading a large and complex banking organization in the state of Florida. Her vast banking and leadership experience in Florida ideally positions her to lead banking professionals and allocate resources effectively for the Bank.

Robert Rothman is Chairman of the Board of Florida Bank Group, Inc. since January 2002. He served as CEO from October 2008 until November 2010. From 1987 to 1999 Mr. Rothman served as Chairman and CEO of Consolidated International Group, a multinational financial services company which primarily operated in the insurance business. Mr. Rothman served as a director of Ewing Capital Partners, LLC, a private investment company and as a director of Cbeyond Corporation, a publicly traded company listed on NASDAQ (CBEY). Mr. Rothman received his MBA degree in Finance from the University of Chicago Graduate School of Business and his BA degree in Economics from Queens College. He currently serves as Chairman of the Board of the H. Lee Moffitt Cancer Center & Research Institute; and as a member of the Advisory Council for the University of Chicago Booth School of Business.

Mr. Rothman founded the Company and provides corporate oversight and strategic direction in all aspects of the business. Mr. Rothman, as Chairman of Consolidated, was instrumental in accomplishing numerous, successful corporate mergers and acquisitions. Mr. Rothman is well known in all of the communities that Florida Bank serves and has been successful at developing business and raising capital for the Company.

Lisa Smithson has served as a director of Florida Bank since March 2004 and as a director of Florida Bank Group since October 2009. She has been a managing partner of ls and company, a Tampa Bay, Florida based accounting firm, since founding it in 1991. Ms. Smithson has been the interim CFO to Security Point Media, LLC since January 2007. Ms. Smithson is both a licensed Certified Public Account and Certified Financial Planner. She is a member of the American Institute of Certified Public Accountants and the Florida Institute of Certified Public Accountants. Ms. Smithson received her B.A. degree from the University of South Florida.

Ms. Smithson is a practicing CPA and owner of her own CPA firm, which offers auditing functions in addition to accounting, tax, and litigation support services. This provides the Company with practical expertise to our Board and guidance to our management as she serves as chair of our Audit Committee. Ms. Smithson’s CPA firm provides referrals for the Bank and she has insight on the needs of Florida Bank’s target markets.

Charles B. Tomm has served as a director of Florida Bank Group, Inc. since September 2007 and Florida Bank since April 2009. Mr. Tomm is President and Chief Executive Officer of The Brumos Companies in Jacksonville, Florida, and also a lacrosse coach at The Bolles School in Jacksonville. He was President & COO of Coggin AutoGroup in Jacksonville from 1997-2003 and President & CEO of Coggin/Courtesy AutoGroup in Jacksonville and Tampa, Florida, from 2003-November 2008. He was a member of the Board of Directors of the parent company of Coggin/Courtesy, Asbury Automotive Group Inc. (NYSE) from 2000-2002 and from May 2005 until July 2007. He served as a trustee of Washington & Lee University from 2000-2010, a director of HabiJax (Habitat for Humanity in Jacksonville) from 1998-2009, and a director from 2002-2011 and chairman (2007-2009) of the Jacksonville Housing Authority. Mr. Tomm received his BS and law (JD) degrees from Washington & Lee University and his master of laws (LLM-Taxation) degree from New York University.

Mr. Tomm was a member of the Cygnet Bank board prior to Cygnet Bank’s acquisition by the Company. Mr. Tomm’s business experience includes practicing attorney, general counsel, investment banker, CFO, COO and CEO of several firms. Mr. Tomm’s experience throughout the state of Florida provides the board with insight to several industries that our Bank targets as potential clients.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES.

Board Leadership Structure

The Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board as the Board believes that it is in the best interest of the Company to make that determination based on the position and direction of the Company and the membership of the Board. The Board has determined that the positions of Chairman of the Board and Chief Executive Officer should be held by different persons at this time. The Board believes that the skill sets and experience of the incumbents provide for an environment where the Chairman can focus on Board oversight and fiduciary duties, and the Chief Executive Officer can drive strategic direction and the day-to-day leadership and performance of the Company.

We have been, and continue to be, a strong advocate of Board independence and have put into place measures to see that our directors provide independent oversight. The Board believes that it also has established substantial independent oversight of management. For example, six of the nine directors are independent under the Nasdaq Global Select Market rules. In addition, each of the Board’s major committees, including the Audit, Compensation, and Nominating and Corporate Governance Committees are comprised solely of independent directors. Also, our non-management directors meet in executive session periodically without management in attendance. This means that oversight of critical matters such as the integrity of our financial statements, executive compensation, including compensation of the executive officers, the selection of directors and the evaluation of the Board and key Committees is entrusted to independent directors.

Director Independence

Our Board of Directors oversees our business, property, and affairs pursuant to the Florida Business Corporation Act and our Articles of Incorporation and Bylaws. Members of our Board of Directors are kept informed of our business through discussions with our senior management team, by reviewing materials provided to them, and by participating in board and committee meetings. During 2010, our Board of Directors held 12 meetings. Each incumbent director attended at least 75% of the aggregate number of meetings of the Board of Directors and committees of the Board of Directors on which he or she served.

Our Common Stock is not listed on any stock exchange. We have elected to apply the independence standards of the Nasdaq Global Select Market. NASDAQ requires that a majority of a company’s directors be “independent,” as defined by NASDAQ’s rules. Generally, a director does not qualify as an independent director if the director or a member of a director’s immediate family, has had in the past three years certain relationships or affiliations with the company, the company’s external or internal auditors, or other companies that do business with the company. Our Board of Directors has affirmatively determined that a majority of our directors are independent directors under the categorical guidelines our Board of Directors has adopted, which includes all objective standards of independence set forth in the NASDAQ rules. Based on these standards, our Board of Directors determined that its independent directors are the following current directors and nominees for director: Messrs. Fowler, Johan, Lee, Luttrell, Tomm and Ms. Smithson. As a member of management, Ms. Martinez is not considered independent.

Committees of the Board of Directors

Our Board of Directors has established an Audit Committee, a Compensation Committee, an Executive Committee, and a Nominating and Corporate Governance Committee, all of which have a written charter. We have posted the committee charters on our Web site at www.flbank.com. Each member of the Audit, Compensation and Nominating and Corporate Governance committees is independent. The composition, duties and responsibilities of these committees are set forth below.

Audit Committee

The Audit Committee met ten times in 2010. The current members of our Audit Committee are Messrs. Lee and Tomm and Ms. Smithson. Ms. Smithson is our Audit Committee chair and is our Audit Committee financial expert under the Securities and Exchange Commission rules implementing Section 407 of the Sarbanes-Oxley Act. For a discussion of the Audit Committee’s primary responsibilities, see “Audit Committee Report.”

Compensation Committee

The Compensation Committee met four times in 2010. The current members of our Compensation Committee are Ms. Smithson and Messrs. Tomm and Lee. Mr. Tomm is our Compensation Committee chair. Our Compensation Committee’s primary responsibilities, among others, include:

•

Reviewing and approving corporate goals and objectives relevant to the Chairman’s, the CEO’s and the President’s compensation, evaluate the Chairman’s, CEO’s and President’s performance in light of these goals and objectives, and review and approve the Chairman’s, CEO’s, and President’s base salary, short-term incentive compensation, and long-term incentive compensation based on this evaluation;

•

Reviewing and recommending to the Board of Directors for determination the base salary, short-term incentive compensation, and long-term incentive compensation of our executive officers (other than the Chairman, CEO and President), after having received recommendations from our CEO;

•	Reviewing and overseeing our compensation philosophy;

•	Approving, evaluating and recommending to the Board of Directors for ratification our equity and cash incentive compensation plans;

•

Evaluating non-employee director compensation and recommending to the full Board of Directors the appropriate level of non-employee director compensation, including compensation for service as a member or chair of a board committee; and

•	Performing the obligations required of it under the United States Treasury Capital Purchase Program.

The Compensation Committee uses its business judgment and other resources it deems appropriate in executing its duties, including establishing our compensation philosophy and policies, overseeing the implementation of executive officer and non-employee director compensation programs and overseeing disclosures regarding compensation in our Securities and Exchange Commission filings. In executing its duties, the Compensation Committee considers many factors, including market comparisons using data derived from third party resources, competitive considerations, executive expectations and executive performance. As of the date of this Proxy Statement, the Compensation Committee has not delegated any of its responsibilities to other parties.

The Compensation Committee reviews and approves the compensation of our executive officers. An executive officer may not be present at a meeting of the Compensation Committee where that executive officer’s compensation is being determined.

The Compensation Committee did not engage any compensation consultants in 2010.

In October 2008, the United States government created the Emergency Economic Stabilization Act of 2008 (the “EESA”), which authorized the United States Treasury to purchase from financial institutions and their holding companies up to $700 billion in mortgage loans, mortgage-related securities and certain other financial instruments, including debt and equity securities issued by financial institutions and their holding companies, under a troubled asset relief program, or “TARP.” On February 17, 2009, the American Recovery and Reinvestment Act of 2009 (the “Recovery Act”) was signed into law. The Recovery Act amended, among other changes, the EESA and directed the United States Treasury to issue regulations to implement specified limitations on the compensation paid or accrued by financial institutions that participate in the TARP programs.

On July 24, 2009, we received $20.5 million in additional capital through the Capital Purchase Program, a TARP program. In exchange, we issued 20,471 shares of our Series A Fixed Rate Cumulative Perpetual Preferred Stock and 1,024 shares of our Series B Fixed Rate Cumulative Perpetual Preferred Stock to the United States Treasury. As a participant in the TARP Capital Purchase Program, we are required to adopt the United States Treasury’s standards for executive compensation and corporate governance for the period during which the United States Treasury holds equity issued by us under the TARP Capital Purchase Program. We discuss certain of these standards below in the narrative to the Summary Compensation Table.

As a result of our participation in the TARP Capital Purchase Program, the Compensation Committee is required to take the following steps to ensure that incentive compensation for our senior executive officers does not encourage unnecessary and excessive risks that threaten the value of Florida Bank.

1.	At least every six months, the Compensation Committee must review senior executive officer incentive arrangements with our senior risk officer to ensure that the arrangements do not encourage our senior executive officers to take unnecessary and excessive risks that threaten the value of the Company.

2.	The Compensation Committee must meet twice annually with our senior risk officers to discuss and review employee compensation plans in light of the risks posed to the Company by such plans and how to limit such risks.

3.	The Compensation Committee must meet twice annually to discuss and review the employee compensation plans of the Company to insure that these plans do not encourage the manipulation of reported earnings of the Company to enhance the compensation of any of the Company’s employees.

4.	The Compensation Committee must provide an annual narrative description of how the compensation plans for the senior executive officers do not encourage such individuals to take unnecessary and excessive risks that threaten the value of the Company, and other matters.

5.	The Compensation Committee must certify that it has completed these reviews.

Prior to closing, each senior executive officer executed a waiver of claims that the executive may have against the United States Treasury or us due to participation in the TARP Capital Purchase Program. An officer’s certificate was executed certifying that the amendments to compensation and benefit plans and agreements applicable to senior executive officers necessary to comply with the applicable provisions of Section 111 of EESA have been made. The securities purchase agreement signed with the Treasury included post-closing covenants that obligate us to operate our compensation plans and agreements with respect to our senior executive officers in a manner that complies with Section 111 of EESA and the related guidance, and we are prohibited from adopting plans or agreements that do not comply with these measures, as long as we are a participant in the TARP Capital Purchase Program.

Our Compensation Committee has reviewed all senior executive officer incentive compensation arrangements. After a thorough review of the incentive compensation arrangements, the Compensation Committee unanimously determined that (i) after review of the senior executive officer compensation plans with the senior risk officers, the Compensation Committee has made all reasonable efforts to insure that the plans do not encourage the senior executive officers to take unnecessary and excessive risks that threaten the value of the Company, (ii) the Compensation Committee has reviewed with the senior risk officers the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these pose to the Company, and (iii) the Compensation Committee has reviewed the employee compensation plans to eliminate any features of these plans that would encourage manipulation of reported earnings of the Company to enhance the compensation of any employee. The Compensation Committee has certified its review to the Federal Reserve and the United States Treasury.

Executive Committee

The Executive Committee consists of Messrs. Rothman, Fowler, Gibbs and Luttrell and Ms. Martinez. Mr. Rothman chairs the Committee. During 2010, the Executive Committee held two meetings. In addition to providing long-range and strategic planning, the principal function of the Executive Committee is to exercise all authority of the Board of Directors in the management and affairs of the Company to the extent allowed by law, except for the following specifically excluded authority to: (i) declare dividends, (ii) authorize the issuance of additional shares of stock, (iii) authorize the sale, encumbrance or other transfer of any material assets of the Corporation, and/or (iv) authorize the merger, consolidation or other business combination of the Corporation. In addition, the Committee acts on behalf of the entire Board of the Company between the regular Board Meetings.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee met four times in 2010. The current members of our Nominating Committee are Messrs. Johan, Luttrell and Tomm. Mr. Johan is currently our Nominating Committee chair. For a discussion of the Nominating and Corporate Governance Committee’s primary responsibilities, see “Director Nominating Process.”

New Committee Additions

In response to a Written Agreement (the “Regulatory Agreement”) entered into in March 2011, between the Company, the Bank, and the Federal Reserve Bank of Atlanta (the “FRB”), the Board formed two committees; the Compliance Committee and Special Assets Committee.

Compliance Committee

The Compliance Committee was formed in 2011 to assist the Board of Directors in monitoring and coordinating the Company’s and the Bank’s compliance with the provisions of the Regulatory Agreement. The duties and responsibilities of the Compliance Committee are to ensure the Company’s adherence to the written plan submitted to the FRB to strengthen Board oversight of the management and operations of the Bank.

Special Assets Committee

The Special Assets Committee was formed in 2011 to assist the Board in monitoring and coordinating the Company’s and the Bank’s compliance with the provisions of the Regulatory Agreement relating to asset improvement. The Special Assets Committee is charged with certifying that: (i) the Bank’s risk management policies and practices for loan workout activity are acceptable; (ii) any extension of credit is necessary to improve and protect the Bank’s interest in the ultimate collection of the credit already granted and maximize its potential for collection; (iii) any extension of credit reflects prudent underwriting based on reasonable repayment terms and is adequately secured; (iv) the Bank has performed a comprehensive credit analysis indicating that the borrower has the willingness and ability to repay the debt as supported by an adequate workout plan, as necessary; and (v) the board of directors or its designated committee reasonably believes that the extension of credit will not impair the Bank’s interest in obtaining repayment of the already outstanding credit and that the extension of credit or renewal will be repaid according to its terms.

Directors’ Fees

The Board of Directors, upon recommendation of the Compensation Committee, set compensation paid to our non-employee directors for fiscal year 2010 as set forth below. No changes to the compensation structure have been made for fiscal year 2011, except as it relates to the two new committees formed in 2011.

Audit and Compensation Committees. In 2010, members of the Audit and the Compensation Committees each received a fee of $500 per meeting and the chairmen of the Audit and Compensation Committees each received chairmen fees of $750 per meeting.

Nominating and Asset Liability Committees. In 2010, members of the Nominating and Asset Liability Committees each received a fee of $150 per meeting and the chairmen of the Nominating and Asset Liability Committees each received chairmen fees of $225 per meeting.

Loan Committee. Members of the Loan Committee received a fee of $300 per meeting and the chairman of the Loan Committee received a chairman fee of $450 per meeting.

Board Meeting Fees. Directors receive $500 for each board meeting attended. No director fees were paid to the Chairman of the Board during 2010.

Compliance and Special Assets Committee Fees. The Compliance and Special Assets Committees were formed at the beginning of 2011. No fees were paid to members of those committees in 2010. For 2011, non-employee committee members will each receive a fee of $250 per meeting and the chairmen of those committees will each receive a fee of $300 per meeting.

Director Compensation Table.

The following table sets forth a summary of the compensation that was earned by or paid to our non-employee directors in 2010:

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	All Other Compensation	Total
N. Troy Fowler (1)	$17,000	$—	$—	$30,000	$47,000
Thomas E. Gibbs	11,750	—	—	—	11,750
Paul Johan	5,425	—	—	—	5,425
Lewis S. Lee, Jr.	11,000	—	—	—	11,000
D. Scott Luttrell	7,650	—	—	—	7,650
Lisa Smithson	19,450	—	—	—	19,450
Charles Tomm	13,050	—	—	—	13,050

(1)	N. Troy Fowler received compensation for consulting services in 2010.

CORPORATE GOVERNANCE

Governing Principles

We are a bank holding company managed by a core group of officers and governed by a Board of Directors. We are committed to maintaining a business atmosphere where only the highest ethical standards and integrity prevail. An unwavering adherence to high ethical standards provides a strong foundation on which our business and reputation can thrive, and is integral to creating and sustaining a successful, high-caliber company.

Independent Director Meetings Executive Sessions

Our independent directors meet separately from the other directors in executive sessions at such times as may be deemed appropriate by them. Any independent director may call an executive session of independent directors at any time. There was one executive session of independent directors in 2010.

Shareholder Communications

Shareholders may communicate with the Board of Directors, a Board of Directors’ committee, the independent directors as a group, or individual directors. Shareholders who wish to communicate with our Board of Directors, a Board of Directors’ committee, or any other directors or individual directors may do so by sending written communications addressed to the Board of Directors of Florida Bank Group, Inc., a Board of Directors’ committee, or such group of directors or individual directors to the following address:

Florida Bank Group, Inc.

c/o Corporate Secretary

201 North Franklin Street, Suite 100

Tampa, Florida 33602

Communications will be compiled by our Corporate Secretary and submitted to the Board of Directors, a committee of the Board of Directors, or the appropriate group of directors or individual directors, as appropriate, at the next regular meeting of the Board of Directors. The Board of Directors has requested that the Corporate Secretary submit to the Board of Directors all communications received, excluding those items that are not related to board duties and responsibilities, such as: mass mailings; job inquiries and resumes; and advertisements, solicitations, and surveys.

Code of Ethics

The Board of Directors has adopted a Code of Ethics applicable to our Chief Executive Officer and our financial and accounting officers, which is available on our website at www.flbank.com.

Director Nominating Process

We have established a Nominating and Corporate Governance Committee of the Board of Directors consisting of Messrs. Johan, Luttrell and Tomms, each of whom is an independent director as defined under NASDAQ guidelines. The committee met four times during 2010. The nominating committee operates pursuant to a written charter under which it has the exclusive right to recommend candidates for election as directors to the Board. A copy of the committee’s charter is included on our website at www.flbank.com. Board candidates are considered based upon various criteria, such as their broad-based business and professional skills and experience, their business and social perspective, concern for the long-term interests of the shareholders, and personal integrity and judgment. In addition, candidates must be aware of the director’s vital part in good corporate citizenship and corporate image, have time available for meetings and consultation on corporate matters, and be willing to assume broad, fiduciary responsibility.

We do not have a diversity policy and qualified candidates for membership on the Board will be considered without regard to race, color, religion, sex, ancestry, national origin or disability. The nominating committee will review the qualifications and backgrounds of the directors, as well as the overall composition of the Board, and recommend to the full Board the slate of directors to be nominated for election at the annual meeting of shareholders. The nominating committee will consider director candidates recommended by shareholders, provided the recommendation is in writing and delivered to our Chief Executive Officer at our principal executive offices not later than the close of business on the 120th day prior to the first anniversary of the date on which we first mailed our proxy materials to shareholders for the preceding year’s annual meeting of shareholders. The nomination and notification must contain the nominee’s name, address, principal occupation, total number of shares owned, consent to serve as a director, and all information relating to the nominee and the nominating shareholder as would be required to be disclosed in solicitation of proxies for the election of such nominee as a director pursuant to the Securities and Exchange Commission’s proxy rules. The committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether the candidate was recommended by a shareholder or not.

Director Attendance at Annual Meeting of Shareholders

We encourage all incumbent directors, as well as nominees for election as director, to attend the Annual Meeting of Shareholders. Six of our incumbent directors attended our Annual Meeting on April 28, 2010.

TRANSACTIONS WITH MANAGEMENT AND RELATED PERSONS

Some of our directors and officers, and other persons and entities with which they are affiliated, are customers of, and have in the ordinary course of business banking transactions with, Florida Bank. These transactions include loans, commitments, lines of credit, and letters of credit, any of which may, from time to time, exceed $120,000. All loans included in these transactions were made on substantially the same terms, including interest rates and collateral requirements, as those prevailing at the time for comparable transactions with other persons who were not affiliates of Florida Bank and, in the opinion of management, did not involve more than the normal risk of collectability or present other unfavorable features. Our Board of Directors approved all these transactions. Additional transactions with these persons and businesses are anticipated in the future. As of December 31, 2010, the amount of indebtedness to the Bank by directors, executive officers and their affiliates in the aggregate was approximately $5.6 million.

We recognize that transactions between us and any of our directors or executive officers can present potential or actual conflicts of interest and create the appearance that our decisions are based on considerations other than our and our shareholders’ best interests. Therefore, as a general matter and in accordance with (1) our Code of Conduct for employees, officers and directors and (2) our Code of Ethics for Senior Financial Officers, it is our preference to avoid these transactions. Nevertheless, we recognize that there are situations where these transactions may be in, or may not be inconsistent with, our best interests. Therefore, we have adopted formal written procedures that require the Audit Committee of our Board of Directors to review and, if appropriate, to approve or ratify any of these transactions. Pursuant to the procedures, the Audit Committee will review any transaction in which we are or will be a participant and the amount involved exceeds $120,000, and in which any of our directors or executives had, has or will have a direct or indirect material interest. After its review, the Audit Committee will only approve or ratify those transactions that are in, or are not inconsistent with, our and our shareholders’ best interests, as the Audit Committee determines in good faith.

EXECUTIVE OFFICERS

The names, ages, and current positions of our executive officers as of the record date are listed in the table below. Executive officers are elected annually by the Board of Directors at its meeting following the Annual Meeting of Shareholders to serve for a one-year term and until their successors are elected and qualified. There are no family relationships among the executive officers, other than Messers Buchanan and Garthwaite, who are brothers-in-law, nor is there any agreement or understanding between any officer and any other person pursuant to which the officer was elected.

Name	Age	Position
Kim P. Buchanan	58	Executive Vice President—Chief Operating Officer
Thomas P. Croom	55	Executive Vice President—Chief Credit Officer
John R. Garthwaite	47	Executive Vice President—Chief Financial Officer & Chief Investment Officer
Susan Martinez	56	President and Chief Executive Officer
Cindy M. Robbins	50	Executive Vice President—Retail Banking Executive, Florida Bank
Gary Ward	52	Executive Vice President—Chief Administrative Officer (1)

(1)	Subject to regulatory approval.

In addition to Ms. Martinez, the following provides additional information on our executive officers.

Kim P. Buchanan joined the Company in October 2006 and is an Executive Vice President and Chief Operating Officer. Prior to joining the Company, Mr. Buchanan served as President of Black Diamond Group, a private investment firm, from 1999 to October 2006. From 1987 to 1999, Mr. Buchanan severed as Vice President of Consolidated International Group, Inc., and from 1985 to 1987 he served as Vice President of Beneficial Insurance Group, Inc. Mr. Buchanan attended Brandywine College and holds a B.S. Degree in Accounting from Rutgers University.

Thomas P. Croom joined the Company in September 2010 and in November 2010, received regulatory approval as Senior Vice President and Chief Credit Officer. In March 2011, Mr. Croom was appointed Executive Vice President and Chief Credit Officer. Prior to joining the Company, Mr. Croom served as Executive Vice President Chief Credit Officer of First Community Bank of America, Pinellas Park, Florida, since 2005. From 1998 until 2005, Mr. Croom served as Senior Vice President, Regional Credit Officer of South Trust Bank, Tampa, Florida, and from 1994 until 1998, Mr. Croom was employed in various credit officer related positions at that bank. Mr. Croom received a Masters of Business Administration from NOVA Southeastern University and a Bachelor of Arts in Finance from the University of South Florida.

John R. Garthwaite joined the Company in 2007 and serves as Executive Vice President and Chief Financial Officer. He also served as a director of Florida Bank from 2004 to 2008. From 2002 to 2006, Mr. Garthwaite served as the Chief Financial Officer of LCM Group, Inc., in Tampa, Florida. LCM Group is a privately held investment management firm specializing in alternative assets including hedge funds, real estate and private equity. From 1987 to 2001, Mr. Garthwaite was with Consolidated International Group, Inc., which primarily operated in the insurance business in Europe and North America. Mr. Garthwaite held several positions including treasurer and controller and performed a variety of roles relating to mergers and acquisitions, cash and investment portfolio management and financial analyses. He received his B.S. in Economics from the Wharton School of the University of Pennsylvania.

Cindy M. Robbins joined Florida Bank in June 2009 and is Executive Vice President and Retail Executive Officer. Prior to joining Florida Bank, Ms. Robbins was with Riverside National Bank of Florida in Ft. Pierce, Florida from 2000 to 2009. While at Riverside, Ms Robbins served in various capacities including, Senior

Executive Vice President and Director of Retail Banking from January – June 2009, President, Chief Operating Officer and Board Member from 2006 to December 2008, as well as various additional capacities from January 2000 to 2006. Ms. Robbins served as Senior Vice President and Market Executive of Barnett Bank of Naples from 1995 to 1998 and Area Manager of Barnett Bank of Central Florida from 1987 to 1995. Ms. Robbins is a graduate of the LSU Graduate School of Banking Masters of Banking Program. Ms. Robbins is also an alumnus of the Harvard Business School, having graduated from their Owner/President Management Program.

Gary J. Ward joined the Company in January 2010. In March 2011, Mr. Ward was appointed Executive Vice President and Chief Administrative Officer. Mr. Ward’s appointment is subject to regulatory approval. Prior to joining the Company, Mr. Ward served as Executive Vice President, Branch Expansion and Marketing Director at Regions Bank in Tampa, Florida from 2006 to 2009. Mr. Ward worked for AmSouth Bank in Tampa from 2002 until its merger with Regions Bank in 2006 as Executive Vice President and State Financial Manager. Mr. Ward came to Florida in 1997 as Chief Financial Officer of INVEST Financial Corp., a national distributor of brokerage services, also serving as Chief Administrative Officer until it was acquired by National Planning Holdings (NPH), a broker dealer holding company headquartered in Santa Monica, California. He served as Chief Financial Officer of NPH in 2001. Mr. Ward’s career began with First American National Bank headquartered in Nashville, Tennessee serving in a variety of financial, strategic planning, retail services and marketing roles. Mr. Ward received his B.S. in Accounting with honors from the University of Tennessee in Knoxville.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following summary compensation table shows compensation information for our principal executive officers and our two most highly compensated executive officers as of December 31, 2010 and 2009. We refer to each of the individuals named in the table below as the named executive officers in 2010.

Annual Compensation
Name and Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation (4) ($)	Total ($)
Robert Rothman	2010	—	—	—	—	—	—
Chairman and former Chief Executive Officer (1)	2009	—	—	—	—	—	—

Susan Martinez	2010	—	—	—	—	56,667	56,667
President & Chief Executive Officer (2)

Dale Reid	2010	225,000	50,000	—	—	5,578	280,578
Chief Risk Officer (3)

Cindy Robbins	2010	225,000		—	—	4,301	229,301
Executive Vice President & Retail Banking Executive of Florida Bank

(1)	Robert Rothman served as Chief Executive Officer until November 18, 2010.
(2)	Susan Martinez commenced serving as Chief Executive Officer on December 15, 2010, under a waiver agreement with the Federal Reserve Bank of Atlanta, pending official approval. Ms. Martinez’s official appointment for this role began on January 31, 2011.
(3)	Dale Reid resigned from the Company effective February 25, 2011.
(4)	The amounts reported reflect, for each executive officer, the incremental cost to us of all perquisites and other personal benefits.

The following table outlines those (i) perquisites and other personal benefits and (ii) additional all other compensation required by SEC rules to be separately quantified.

		All Other Compensation
Name	Year	Club Dues ($)	401(K) Match ($)	Life Insurance Premiums ($)	Automobile Allowance ($)	Consulting Fees ($)	Total Other Compensation ($)
Robert Rothman	2010	—	—	—	—	—	—
	2009	—	—	—	—	—	—
Susan Martinez	2010	—	—	—	—	56,667	56,667
Dale Reid	2010	—	5,578	—	—	—	5,578
Cindy Robbins	2010	1,067	3,234	—	—	—	4,301

Stock Option Plan

We have a non-qualified stock option plan for employees, directors and officers of the Company and the Bank. The Stock Option Plan, dated October 24, 2002 was amended in 2007 (the “Option Plan”), and provides for the issuance of stock options to employees and/or directors who contribute significantly to the management or operation of our business or that of our subsidiaries as determined by the committee administering the Option Plan. The Option Plan was approved by our shareholders. The Option Plan provides for the grant of options at the discretion of the Board of Directors or committee designated by our Board of Directors to administer the Option Plan. The options expire upon the first to occur of the following:

•	expiration of the term set forth in the option which date may not exceed the tenth anniversary of the date the option is granted;

•	the date that is 90 days from the date of the termination of an optionee’s employment or service for any reason except death or disability; and

•	twelve months from the date of an optionee’s employment due to death or disability.

Under the Option Plan, 1,700,000 shares have been reserved for issuance. As of December 31, 2010, a total of 173,947 options have been exercised and an aggregate of 539,250 stock options were outstanding with a weighted average exercise price of $15.57 per share.

Each option granted under the Option Plan has a maximum term of ten years, subject to earlier termination if the participant ceases to be an employee or serve on the board. The exercise price of an option granted under the Option Plan may be established in the sole discretion of the Board of Directors. In general, options vest equally over a three-year period from the date of grant, except as otherwise determined by our Board of Directors. The purchase price of shares is payable in cash immediately upon the exercise of the option.

Each stock option granted under the Option Plan is non-transferrable and exercisable only during the holder’s life. If the holder dies prior to exercising an option, the option may be exercised by the personal representative of the estate of such holder for a period of one year after such representative’s appointment. If the holder’s employment is terminated for any reason other than death, the option may be exercised at any time prior to the expiration date of the option and within three months of the date of such termination, or twelve months in the case of any employee who is totally disabled, whichever is earlier, but only to the extent such holder had the right to exercise the option at the date of such termination. If the holder’s employment is terminated as the result of deliberate, willful or gross misconduct including, among other things, disloyalty, fraud, embezzlement, theft, commission of a felony or proven dishonesty, all rights under the option with terminate and expire upon such termination. If the options granted under the Option Plan expire or are terminated for any reason without being exercised, the shares underlying such grant will again be available for purposes of the Option Plan. In the event of termination, we may call the options at any time during the option period and pay the optionee an amount determined by a formula established by the option agreement.

We may issue options to purchase shares to key employees of the Company and the Bank over the next several years. If issued, these options will be issued pursuant to such agreements as our Board of Directors may deem appropriate. We may or may not make such options subject to vesting schedules and other customary conditions.

Restricted Stock Plans

During 2005, we adopted and our shareholders approved a Restricted Stock Plan under which up to 250,000 shares of our stock can be awarded to directors and officers. These restricted shares are earned over five years at a rate of 33.3% each year of continued service to the company after two years. The fair value of all restricted stock issued is based on an independent appraisal which will be amortized over a five-year period. In 2008, we accelerated the vesting of all restricted stock and at December 31, 2010, all restricted stock was fully vested. At December 31, 2010, there are no restricted shares remaining to be granted or vested under the plan and at that date there were 64,650 shares outstanding and fully vested with a weighted average grant date fair value of $7.92.

During 2010, we adopted a 2010 Restricted Stock Option Plan. Under this plan, we may issue a maximum of 750,000 shares with a maximum of 75,000 shares that can be granted to independent directors and a maximum of 350,000 shares that may be granted in any one calendar year. No shares were issued under this plan during 2010.

Pension Benefits

We do not provide any pension benefits.

Other Post-Employment Compensation

We do not provide any post employment compensation other than customary separation payments in the normal course of business.

Options Exercised for 2010.

There were no exercises of stock options by any of the named executive officers during 2010.

Restrictions on Executive Compensation

As discussed above, we issued 20,471 shares of our Series A Fixed Rate Cumulative Perpetual Preferred Stock and 1,024 shares of our Series B Fixed Rate Cumulative Perpetual Preferred Stock to the United States Treasury through the TARP Capital Purchase Program. As a participant in the TARP Capital Purchase Program, we are required to adopt the United States Treasury’s standards for executive compensation and corporate governance for the period during which the United States Treasury holds equity issued by us under the TARP Capital Purchase Program. Under the TARP Capital Purchase Program, we are required to meet certain standards, including:

•	ensuring that incentive compensation for our senior executive officers does not encourage unnecessary and excessive risks that threaten the value of the Company;

•	ensuring that employee compensation plans do not encourage the manipulation of reported earnings of the Company to enhance the compensation of any employee;

•

requiring a clawback of any bonus or incentive compensation paid to a senior executive officer based on statements of earnings, gains or other criteria that are later proven to be materially inaccurate;

•	prohibiting certain severance payments to a senior executive officer, generally referred to as “golden parachute” payments, above specified limits set forth in the U.S. Internal Revenue Code; and

•

agreeing not to deduct for tax purposes executive compensation in excess of $500,000 for each senior executive officer. The Recovery Act added more compensation restrictions and significantly changed standards set forth under the TARP. Recovery Act limitations included the following:

Prohibition on Bonus, Retention Awards, or Incentive Compensation Payments

With certain exceptions, each recipient of TARP assistance is prohibited from paying or accruing any bonus, retention award, or incentive compensation to certain employees during the period in which any obligation arising from financial assistance provided under the TARP remains outstanding. The size of the assistance received by the TARP recipient determines how many of the institution’s employees are subject to this prohibition. Based on our participation in the TARP Capital Purchase Program, the prohibition will apply to only our highest compensated employee, Ms. Martinez. The compensation excluded from this prohibition includes the following:

•

Long-term restricted stock, if it fully vests after the TARP financial assistance is no longer outstanding and if it does not have a value greater than one-third of Ms. Martinez’s total annual compensation.

Prohibition on “Golden Parachute Payments”

A TARP recipient is prohibited from making any “golden parachute payment” to a senior executive officer or any of the next five most highly-compensated employees of the institution during the period in which any obligation arising from financial assistance provided under the TARP remains outstanding. Unlike EESA, which applied the Internal Revenue Code definition of “golden parachute,” the Recovery Act defines “golden parachute payment” to mean any payment to a senior executive officer for departure from a company for any reason, except “payments for services performed or benefits accrued.”

“Clawback” Provision

A TARP recipient must provide for the recovery of any bonus, retention award, or incentive compensation paid to a senior executive officer and any of the next 20 most highly-compensated employees of the institution based on statements of earnings, revenues, gains, or other criteria that are later found to be materially inaccurate.

Prohibition on Plan to Encourage Earnings Manipulation

A TARP recipient is prohibited from having any compensation plan in place that would encourage manipulation of the reported earnings of the institution to enhance the compensation of any of its employees.

Policy on Excessive or Luxury Expenditures

The board of directors of a TARP recipient also must have in place a company-wide policy regarding excessive or luxury expenditures. Such “excessive expenditures” may include expenditures on entertainment or events, office and facility renovations, transportation services, or other activities or events that are not reasonable expenditures for staff development, reasonable performance incentives, or other similar measures conducted in the normal course of the business operations of the institution. A copy of our luxury policy is available on our website at www.flbank.com.

Nonbinding Shareholder Vote on Executive Compensation

During the period a TARP recipient remains subject to an outstanding TARP obligation, the recipient must permit a separate shareholder “say on pay” vote to approve the compensation of senior executive officers. The shareholder vote is non-binding on the TARP recipient’s board of directors, and is not to be construed as overruling any compensation decision made by the Board or creating or implying any additional fiduciary duty of the Board.

Outstanding Equity Awards at Fiscal Year-End 2010

The following table provides information for the named executive officers on stock option holdings at the end of 2010.

	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date
Name	Exercisable	Unexercisable
Robert Rothman	7,500	—	16.50	12/15/2016
	100,000	—	16.50	1/11/2017
Susan Martinez	—	—	—	—
Dale Reid	—	—	—	—
Cindy Robbins	—	—	—	—

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee consists of Ms. Smithson and Messrs. Tomm and Lee. We have no Compensation Committee interlock. Each of our Compensation Committee members is an independent, outside director. None of these is a current or former officer or employee of the Company. None of the members of the Compensation Committee has served as an officer or an employee of the Company and none of the Company’s executive officers has served as a member of a compensation committee or board of directors of any entity which has an executive officer serving as a member of the Compensation Committee or the Board of Directors.

PROPOSAL 2

APPROVAL OF AN AMENDMENT TO OUR ARTICLES OF INCORPORATION TO INCREASE THE

NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 50,000,000 TO

250,000,000 SHARES

Our Board of Directors has approved a resolution recommending that our Articles of Incorporation be amended to increase the number of shares of our authorized Common Stock to 250,000,000 shares from 50,000,000 shares, subject to the approval of our shareholders. We refer to this proposal as the “Common Stock Proposal.” No change is being proposed to the authorized number of shares of our preferred stock, which remain at five million shares.

The Common Stock Proposal

The Common Stock Proposal would amend Section A of Article IV of our Articles of Incorporation to read in its entirety as follows with respect to total shares authorized and to increase the total shares of Common Stock authorized:

A.	Number and Class of Shares Authorized; Par Value.

The Corporation is authorized to issue the following shares of capital stock:

(1) Common Stock. The aggregate number of shares of common stock (referred to in these Articles of Incorporation as “Common Stock”) which the Corporation shall have authority to issue is 250,000,000 with a par value of $0.01 per share.

(2) Preferred Stock. The aggregate number of shares of preferred stock (referred to in these Articles of Incorporation as “Preferred Stock”) which the Corporation shall have authority to issue is 5,000,000 with a par value of $.01 per share.

Reasons for the Common Stock Proposal

The reasons for the increase in the authorized shares of common stock is to facilitate our ability to raise additional capital and for other corporate purposes. Our banking subsidiary is subject to capital-based regulatory requirements which place depository institutions in one of the following five categories based upon their capital levels and other supervisory criteria: (i) well capitalized; (ii) adequately capitalized; (iii) under capitalized; (iv) significantly under capitalized; and (v) critically under capitalized. To be well-capitalized, a bank must have a Tier 1 leverage capital ratio of at least 5%, a Tier 1 risk-based capital ratio of at least 6%, and a total risk-based capital ratio of at least 10%. While our banking subsidiary meets the capital ratio of a well-capitalized bank, the bank regulatory agencies are encouraging financial institutions to maintain capital ratios in excess of the well-capitalized standards. The proposed amendment would increase the number of authorized shares of common stock by 200 million shares. The Board of Directors has determined that the Common Stock Proposal is desirable and in the shareholders’ best interest, since it would provide us additional flexibility by increasing the shares of common stock available for issuance from time to time for corporate purposes, including raising additional capital, stock split transactions, and other matters.

Effect of the Common Stock Proposal

Adoption of the Common Stock Proposal would not affect the rights of the holders of currently outstanding common stock. If additional authorized shares of common stock, or securities that are convertible into, or exchangeable or exercisable for shares of common stock are issued, our existing shareholders could, depending upon the price realized, experience dilution of book value per share, earnings per share and percentage ownership. When and if additional shares of our common stock are issued, these new shares would have the same voting and other rights and privileges as the currently issued and outstanding shares of common stock, including the right to cast one vote per share and to participate in dividends when and to the extent declared and paid.

The Common Stock Proposal, if adopted, will ensure that the Company will continue to have an adequate number of authorized and unissued shares of common stock available for the foreseeable future uses as described above.

Outstanding Common Stock and Shares of Common Stock Available for Issuance

	As of April 7, 2011	Upon Effectiveness of Amendment
Shares of Common Stock Authorized	50,000,000	250,000,000
Shares of Common Stock Outstanding	14,329,315	14,329,315
Shares of Common Stock Reserved for Issuance *	1,526,053	1,526,053
Shares of Common Stock Available for Future Issuance **	750,000	750,000

*	The number of shares of Common Stock reserved for issuance reflects 516,750 shares of Common Stock subject to outstanding options and 1,009,303 shares of Common Stock that are available for future issuance under the Company’s stock option plan.
**	Represents the number of shares that may be issued under the Company’s 2010 Restricted Stock Plan. To date, no shares have been issued under the plan.

The issuance of additional shares of common stock could be deemed under certain circumstances to have an anti-takeover effect where, for example, if the shares were issued to dilute the equity ownership and corresponding voting power of a shareholder or group of shareholders who may oppose the policies or strategic plan of our existing management. On this basis, the proposed increase in authorized shares could enable the Board of Directors to render more difficult or discourage an attempt by another person or entity to obtain control of the Company.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ABOVE PROPOSAL

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Background of the Proposal

The Recovery Act contains a requirement that those financial institutions, like us, that have sold preferred stock to the U.S. Department of Treasury under the TARP Capital Purchase Program permit a separate and non-binding shareholder vote to approve the compensation of such financial institution’s named executive officers. The Securities and Exchange Commission has recently issued guidance that requires participants in the TARP Capital Purchase Program to submit to shareholders annually for their approval the executive compensation arrangements as set forth in the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in their proxy statements.

Executive Compensation

We believe that our executive compensation program is designed to retain and motivate high-quality executive leadership with the talent to support the creation of long-term shareholder value. We have structured these plans such that significant elements of the total executive compensation package (cash and equity incentives) are “at risk” elements that provide both upside potential and downside risk ensuring that management’s interests are aligned with those of shareholders.

Shareholders are encouraged to carefully review the “Executive Compensation” section of this Proxy Statement for a detailed discussion of our executive compensation program.

Under the Recovery Act, your vote is advisory and will not be binding upon our Board of Directors, and such vote will not be construed as overruling a Board decision or as creating or implying any additional fiduciary duty of the Board. The Compensation Committee of our Board of Directors, however, will take into account the outcome of the vote when considering future executive compensation arrangements.

“RESOLVED, that the holders of Common Stock of Florida Bank Group, Inc. approve the compensation of our Named Executive Officers as described in the Summary Compensation Table as well as the other executive compensation tables and related discussion which appear in this Proxy Statement.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ABOVE PROPOSAL.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires directors and executive officers and any persons who own more than 10% of a class of stock registered under Section 12 of the Exchange Act to file reports with the Securities and Exchange Commission with respect to their ownership of the class of stock. Directors, executive officers, and persons owning more than 10% of a registered class of stock are required to furnish the Company with copies of all Section 16(a) reports they file. To our knowledge, based solely on a review of the reports furnished to us and written representations from reporting persons that all reportable transactions were reported, we believe that during the year ended December 31, 2010 our officers, directors and greater than 10% owners filed all reports they were required to file under Section 16(a).

AUDIT COMMITTEE REPORT

We have established an audit committee of the Board of Directors consisting of Messrs. Lee and Tomm and Ms. Smithson, each of whom is an independent director as defined under the NASDAQ rules. Our Board of Directors has determined that Ms. Smithson qualifies as an “audit committee financial expert.” The Audit Committee of the Board is responsible for providing independent, objective oversight and review of our accounting functions and internal controls. The Audit Committee is governed by a written charter, which is available on our website at www.flbank.com. The Audit Committee held ten meetings in 2010.

The responsibilities of the Audit Committee include recommending to the Board an accounting firm to serve as our independent accountants. The Audit Committee also, as appropriate, reviews and evaluates, and discusses and consults with our management, and the independent accountants regarding the following:

•	the plan for, and the independent accountants’ report on, each audit of the Company’s financial statements

•	changes in the Company’s accounting practices, principles, controls or methodologies, or in the Company’s financial statements, and recent developments in accounting rules

This year the Audit Committee reviewed the Audit Committee Charter and, after appropriate review and discussion, the Audit Committee determined that the Committee had fulfilled its responsibilities under the Audit Committee Charter. The Audit Committee also considered and concluded that the independent auditor’s provision of non-audit services in 2010 was compatible with applicable independence standards.

The Audit Committee is responsible for recommending to our Board that our financial statements be included in our annual report. The Committee took a number of steps in making this recommendation for 2010. First, the Audit Committee discussed with our independent auditor, those matters the auditors communicated to and discussed with the Audit Committee under applicable auditing standards, including information concerning the scope and results of the audit. These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process. Second, the Audit Committee received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and discussed with the independent auditors the independent auditors’ independence. This discussion and disclosure informed the Audit Committee of the auditor’s independence, and assisted the Audit Committee in evaluating such independence. Finally, the Audit Committee reviewed and discussed with our management and the auditors, the Bank’s audited consolidated balance sheets at December 31, 2010 and 2009, and the related consolidated statements of income, stockholders’ equity, and cash flows for each for the years in the two-year period ended December 31, 2010. Based on the discussions with the auditors concerning the audit, the independence discussions, and the financial statement review, and additional matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to our Board that our Annual Report on Form 10-K include these financial statements.

Audit Committee

Mr. Lee

Ms. Smithson

Mr. Tomm

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act of 1933 or Exchange Act, and shall not otherwise be deemed filed under these Acts.

AUDIT FEES AND RELATED MATTERS

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by Hacker, Johnson & Smith, P.A. for the audit of our annual financial statements and other professional services provided for the years ended December 31, 2010 and 2009.

Type of Fees	2010	2009
Audit Fees (1)	$120,000	$98,000
Audit-Related Fees (2)	—	18,000
Tax Fees (3)	7,200	26,000
All Other Fees	—	—

Total	$127,200	$142,000

(1)	Audit fees for 2010 and 2009 consist of professional services rendered for the annual audit of our financial statements, the quarterly reviews of our financial statements and accounting consultation.
(2)	Audit-related fees for 2009 consist of fees paid to Hacker, Johnson & Smith, P.A. related to our acquisitions and registration statements.
(3)	Tax fees for 2010 consist solely of fees related to preparing the 2010 tangible property tax returns. Tax fees for 2009 consist solely of fees related to preparing the 2009 U.S. corporate income and state income and franchise tax returns.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor

The Audit Committee of the Board of Directors has implemented procedures under our Audit Committee Pre-Approval Policy for Audit and Non-Audit Services to ensure that all audit and permitted non-audit services provided to us are pre-approved by the Audit Committee. A copy of our pre-approval policy is available on our website at www.flbank.com. Specifically, the Audit Committee pre-approves the use of an independent accountant for specific audit and non-audit services, within approved monetary limits. If a proposed service has not been pre-approved pursuant to the Pre-Approval Policy, then it must be specifically pre-approved by the Audit Committee before it may be provided by our independent accountant. Any pre-approved services exceeding the pre-approved monetary limits require specific approval by the Audit Committee. The Audit Committee may delegate pre-approval authority to one or more of its members when expedition of services is necessary.

All of the audit-related, tax and all other services provided by Hacker, Johnson & Smith, P.A. to us in 2010 were approved by the Audit Committee by means of specific pre-approvals or pursuant to the procedures contained in the Pre-Approval Policy. The Audit Committee has determined that all non-audit services provided by Hacker, Johnson & Smith, P.A. in 2010 were compatible with maintaining its independence in the conduct of its auditing functions.

SHAREHOLDER PROPOSALS

Shareholder proposals that are to be included in the Proxy Statement for the 2012 meeting must be received by December 1, 2011. Proposals must comply with the proxy rules and be submitted in writing to our Corporate Secretary at our principal offices.

z	{

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY FLORIDA BANK GROUP, INC.

				For	With- hold	For All Except
ANNUAL MEETING OF SHAREHOLDERS APRIL 27, 2011		1.	The election of the nominees listed below to serve on the Board of Directors of the Company for the terms set forth in the Company’s proxy statement.	☐	☐	☐

The undersigned hereby appoints Kim P. Buchanan, Chief Operating Officer, Florida Bank Group, Inc., John R. Garthwaite, Chief Financial Officer, Florida Bank Group, Inc., and Gary J. Ward, Chief Administrative Officer, Florida Bank Group, Inc., and each of them, with full power of substitution, as proxies to vote all of the shares of Common Stock of Florida Bank Group, Inc. (the “Company”) which I would be entitled to vote at the annual meeting of shareholders of the Company to be held at the the River Club, One Independent Drive, Suite 3500, Jacksonville, FL 32202, on Wednesday, April 27, 2011 at 5:00 p.m. local time and at any adjournments thereof, on all matters coming before said meeting, unless otherwise specified hereon.

N. Troy Fowler, Thomas E. Gibbs, Paul Johan, Lewis S. Lee, Jr., D. Scott Luttrell, Susan Martinez, Robert Rothman, Lisa Smithson, Charles Tomm
INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.
		2.	To approve an amendment to the Company’s articles of incorporation to increase the number of authorized shares of the Company’s common stock from 50,000,000 to 250,000,000 shares.	For ☐	Against ☐	Abstain ☐
				For	Against	Abstain
3.

To consider and approve the following advisory (non-binding) proposal: RESOLVED, that the holders of Common Stock of the Company, approve the compensation of our Named Executive Officers as described in the Summary Compensation Table as well as the other executive compensation tables and related discussion which appear in this Proxy Statement.

				☐	☐	☐
		4.	In their discretion, such other business as may properly come before the meeting or any adjournment thereof.
This Proxy will be voted as specified hereon. If no choice is specified, the Proxy will be voted “FOR” the proposals listed above.
This Proxy is solicited by the Board of Directors of Florida Bank Group, Inc.
Please be sure to date and sign this proxy card in the box below.	Date	PLEASE CHECK BOX IF YOU PLAN TO ATTEND THE MEETING.		°		☐

Sign above	Co-holder (if any) sign above

x	y

¿  Detach above card, sign, date and mail in postage paid envelope provided.  ¿

FLORIDA BANK GROUP, INC.

PLEASE ACT PROMPTLY

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY

IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If signer is a corporation, please sign in full corporate name and then an authorized officer should sign his name and print his name below his signature. If the shares are held in a joint name, all joint owners should sign.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

Rev.1	PROXY MATERIALS ARE AVAILABLE ON-LINE AT:
	http://www.flbank.com/6763	6763